Exhibit (j)(i)


                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 18, 2002, relating to the financial statements and financial highlights of SunAmerica Value Fund (formerly known as the Style Select Series Multi-Cap Value Portfolio) which appear in the December 31, 2002 Annual Report to Shareholders of the SunAmerica Style Select Series, Inc. SunAmerica Value Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants and Legal Counsel" in such Registration Statement.




/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP


New York, New York
January 24, 2003